Exhibit 99.1

Contact:
Marshall Ames Investor Relations Lennar Corporation (305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR CALLS 9.95% SENIOR NOTES DUE 2010

MIAMI, March 23, 2005 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that the Company will redeem all of its outstanding 9.95% Senior Notes due 2010 (the “Notes”) in accordance with the terms of the Indenture, dated May 3, 2000, between the Company and the trustee of the Notes (the “Indenture”). The redemption date will be May 1, 2005. Under the terms of the Indenture, the redemption price will be 104.975% of the principal amount of the Notes outstanding plus accrued and unpaid interest as of the redemption date. As of March 23, 2005, $322 million in principal amount of the Notes is outstanding, which would result in a redemption price to be paid by the Company on May 1, 2005 of $338 million, plus accrued and unpaid interest at that date. An estimated $0.13 per diluted share charge is expected to result from the redemption of the Notes.

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Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the redemption of the Notes. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” included in Item 1 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2004. We do not undertake any obligation or duty to update forward-looking statements to reflect either the occurrence or non-occurrence of any of the risk factors, or to reflect any other future event or circumstance.

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